UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 29, 2008

GRIFFON CORPORATION

(Exact name of Registrant as Specified in Its Charter)

DELAWARE	1-6620	11-1893410
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 JERICHO QUADRANGLE, JERICHO, NEW YORK		11753
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 516-938-5544

No Change

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Lieutenant General Gordon E. Fornell and Lieutenant General James W. Stansberry retired from the Board of Directors of Griffon Corporation (“Griffon”) effective simultaneously with the closing of the transactions contemplated under the investment agreement, dated August 7, 2008, by and between Griffon and GS Direct, L.L.C. (the “Investment Agreement”), which closing occurred on September 29, 2008 (the “Closing”).

On September 29, 2008, as part of Griffon’s commitments pursuant to the Investment Agreement, the Board of Directors of Griffon elected Gerald J. Cardinale and Bradley J. Gross to the Board of Directors to fill the vacancies created by the retirement of General Fornell and General Stansberry, effective simultaneously with the Closing.  Griffon’s Nominating and Corporate Governance Committee had reviewed the qualifications of each of Messrs. Cardinale and Gross and recommended their election to the Board of Directors.  Under the terms of the Investment Agreement, GS Direct was entitled to have two individuals appointed to the Board of Directors simultaneously with the Closing.

Messrs. Cardinale and Gross together with Messrs. Harvey R. Blau, Blaine V. Fogg and Ronald J. Kramer have been elected to Griffon’s newly created Finance Committee, which is charged with the review of certain proposed acquisition and capital markets transactions following which it shall make a non-binding recommendation to the full Board of Directors.

Item 8.01.	Other Events

On September 30, 2008, Griffon issued a press release announcing the closing of its previously announced rights offering and investment by GS Direct, L.L.C.  A copy of Griffon’s press release is attached hereto as Exhibit 99.1.  In connection with the closing, Griffon has issued 17,815,172 shares pursuant to the rights offering, 10,000,000 shares to GS Direct pursuant to the Investment Agreement and 578,151 shares to Ronald J. Kramer, the Registrant’s Chief Executive Officer, pursuant to a purchase agreement with Griffon.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press Release dated September 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Griffon has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRIFFON CORPORATION

Date: October 1, 2008	By:	/s/ Patrick L. Alesia
	Name:	Patrick L. Alesia
	Title:	Chief Financial Officer